EXHIBIT 4.1

Adopted by the Members of the Company on May 24, 1995
Amendments to Clause 1.1 and 14.1 adopted by the Board of Directors on August 6, 1997 and by the Members on September 10, 1997
Amendment to Clause 1.1 adopted by the Members on June 9, 1999
Amendment to Clause 1.1 adopted by the Members on June 28, 2002
Amendment to Clause 1.1 adopted by the Shareholders on June 11, 2003
Amendment to Clause 1.1and addition of Clause 15 adopted by the Shareholders on June 23, 2004

BEMA GOLD CORPORATION
(the “Company”)

INCENTIVE STOCK OPTION PLAN
APRIL 18, 1995
Amended June 23, 2004

1.       Shares Subject to Plan

1.1         The Board of Directors may, from time to time, in its discretion grant to employees, directors, officers and others providing substantial services to the Company or any of its associated, affiliated, controlled or subsidiary companies (collectively called “Eligible Persons”), the right or option to purchase common shares without nominal or par value in the capital of the Company such number of shares being subject to adjustment under paragraph 7 hereof. No option shall be granted to any person except on approval of the Board of Directors. The maximum number of shares available for option under this Plan shall be 40,000,000 [amendment adopted June 23, 2004; previous amendment adopted June 11, 2003 from 31,000,000; previous amendment adopted June 28, 2002 from 15,000,000; previous amendment adopted June 9, 1999 from 10,000,000; previous amendment adopted September 10, 1997 from 6,400,000] shares in aggregate, provided that the total number of common shares to be optioned to any one optionee shall not exceed 5% of the issued common shares of the Company at the time of grant. For the purposes of the Plan, associated companies, affiliated companies, controlled companies and subsidiary companies will have the meanings set forth under Section 1 of the Securities Act (Ontario).

2.       Purchase Price

2.1        The purchase price of any shares in respect of which an option may be granted under the Plan shall be fixed by the Board of Directors but shall not be less than the fair market value of the shares at the time the option is granted. “Fair market value” means the closing price of the common shares of the Company on the Toronto Stock Exchange if the common shares are then listed for trading thereon (and if not so listed, on any stock exchange on which the common shares may then be listed) on the last trading day before the day on which the option is granted. If no shares have been traded on such day, the fair market value shall be the closing price on the last previous day for which a trade was reported by the Toronto Stock Exchange or such other applicable exchange.

3.       Option Term

3.1        The shares subject to each option shall become purchasable in whole or in part at such time or times as may be determined by the Board of Directors. Each option shall not be exercisable after the expiration of ten (10) years from the date granted and may expire on such earlier date or dates as may be fixed by the Board of Directors. Any shares not purchased prior to the expiration of an option granted hereunder may thereafter be reallocated in accordance with the provisions of the Plan.

4.       Non-Transferable

4.1        Any option granted under the Plan shall be non-transferable by the person to whom it was granted otherwise than by will or the laws of descent and distribution and shall be exercisable during the person’s lifetime, only by him.

5.       Effect of Termination of Employment or Death

5.1        If an optionee dies while employed by the Company, any option held by him at the date of death shall become exercisable in whole or in part by the person(s) to whom the optionee’s rights under the option shall pass by the optionee’s will or the laws of descent and distribution. All such options shall be exercisable for one (1) year after the date of death or prior to the expiration of the option period in respect thereof, whichever is sooner.

5.2         If an optionee ceases to be employed by the Company for cause or if an Optionee is removed from office as a director or becomes disqualified from being a director by law, any option or the unexercised portion thereof granted to such optionee shall terminate forthwith. If an optionee ceases to be employed by the Company otherwise than by reason of death or termination for cause, or if an optionee ceases to be a director other than by reason of death, removal or disqualification, any option or unexercised portion thereof held by such optionee at the effective date thereof may be exercised in whole or in part for a period that is the earlier of: (i) ninety (90) days thereafter; or (ii) the expiration date fixed by the Board of Directors; or (iii) the date the option expires in accordance with its terms.

6.       No Rights As Shareholder

6.1        No person shall have any of the rights of a shareholder in respect of shares subject to an option until such shares shall have been paid for in full and issued.

7.       Adjustment to Shares

7.1        Subject to the policies, rules and regulations of any lawful authority having jurisdiction (including any exchange with which the shares of the Company are listed for trading), the number of shares in respect of which options may be granted under the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the shares of the Company and, in the event of any such subdivision or consolidation, an appropriate adjustment shall be made so as to change the number of shares deliverable upon the exercise of the unexercised portion of any option theretofore granted, without change in the total price applicable to the unexercised portion of any option but with the corresponding adjustment in the price for each share covered thereby.

7.2         In the event the Company is re-organized, amalgamated or merged with or consolidated into another corporation or in the event there is a change in control of the Company, the Board of Directors may make such provisions as it deems appropriate for the exercise of outstanding options or continuance of outstanding options to prevent any increase or decrease in the number of shares deliverable upon their exercise.

8.       Effect of Take-Over Bid

8.1        If a bona fide offer (the “Offer”) is made to an optionee or to shareholders generally or to a class of shareholders which includes an option for shares of the Company, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of subsection 1(3) of the Securities Act (Ontario) (as amended from time to time), then the Company shall, immediately upon receipt of notice of the Offer, notify each optionee currently holding an option of the Offer, with full particulars thereof; whereupon such option may be exercised in whole or in part by the optionee so as to permit the optionee to tender the shares received upon such exercise pursuant to the Offer. If the Offer is not completed within the time specified therein, at the option of the optionee, the optioned shares may be returned by the optionee to the Company and reinstated as authorized but unissued shares and the terms of the option as set forth in the Plan shall again apply to the option.

9.        Written Agreement

9.1         A written agreement shall be entered into between the Company and each person to whom an option is granted hereunder which agreement shall set out the option price and the terms and conditions on which the option may be exercised, all in accordance with the provisions of the Plan. The agreement shall be in such form as the Board of Directors may from time to time approve and may contain such terms as may be considered necessary in order that the option will comply with any provisions respecting stock options in the income tax or other laws in force in any country or jurisdiction or which the person to whom the option is granted may from time to time be a resident or citizen.

10.        Amendment of the Plan

10.1         Subject to the policies, rules and regulations of any lawful authority having jurisdiction (including any exchange with which the shares of the Company are listed for trading), the Board of Directors may at any time, without further action by the shareholders, amend the Plan or any option granted hereunder in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to ensure that the options granted hereunder will comply with any provisions respecting stock options in the income tax and other laws in force in any country or jurisdiction of which a person to whom an option has been granted may from time to time be resident or a citizen, or it may at any time, without action by shareholders, terminate the Plan. However, no option shall be amended until such amendment is approved by the Toronto Stock Exchange. The Board of Directors may not, however, without the consent of the option holder, alter or impair any of the rights or obligations under an option theretofore granted.

10.2        The Plan shall not be amended to increase the maximum number of shares issuable under the

Plan without shareholder approval. No common shares shall be issued under any Amendment to this Plan unless and until the amended Plan has been approved by the Toronto Stock Exchange.

11.        Termination of Plan

11.1        The Plan may be abandoned or terminated in whole or in part at any time by the Board of Directors, except with respect to any option then outstanding under the Plan.

12.        Administration of the Plan

12.1        Within the foregoing limitations and subject to section 12.2, the Board of Directors is authorized to provide for the grant and exercise of options on such terms (which may vary as between options) as it shall determine. All decisions and interpretations made by the Board of Directors shall be binding and conclusive on the Company and on all persons eligible to participate in the Plan. No member of the Board shall be liable for any action taken or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.

12.2        All of the powers exercisable hereunder by the Board of Directors may, to the extent permitted by applicable law and authorized by resolution of the Board, be exercised by an Executive Committee of the Board of Directors.

13.        Effective Date and Necessary Approvals

13.1        No options granted pursuant to the Plan or any Amendment may be exercised by the optionees until the shareholders of the Company have approved the Plan or any Amendment by the affirmative vote of a majority of the voting shares of the Company at a general meeting of shareholders.

13.2        Reservation under the Plan of more than 10% of the Company’s issued share capital for stock options (including shares reserved for issuance under other established or proposed share compensation arrangements) to insiders and their associates (as defined in the Securities Act (Ontario), or issuance to insiders and their associates within a one year period of more than 10% of the Company’s issued share capital, or the issuance to any one insider and his/her associates, within a one year period of more than 5% of the Company’s issued share capital, requires an affirmative vote from the majority of disinterested shareholders at a general meeting.

13.3        The obligations of the Company to sell and deliver the common shares on the exercise of the options is subject to the approval of any securities authorities or stock exchange on which the common shares of the Company are listed for trading which may be required in connection with the authorization, issuance or sale of such common shares by the Company.

14.        Options to U.S. Persons

14.1        Common shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares shall comply with all relevant provisions of law,

including, without limitation, any applicable state securities laws, the United States Securities Act of 1933, as amended (the ” 1933 Act”), the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

       If the common shares issuable upon exercise of the options have not been registered under the 1933 Act, as a condition to the exercise of an option, the Company may require the optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then present intention to sell or distribute such shares. At the option of the Company, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Company also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. The Company has no obligation to undertake registration of options or the shares of stock issuable upon the exercise of options. [Amendment adopted September 10, 1997, formerly: If options are granted to any resident or citizen of the United States, the Board and the Company will use their best efforts to ensure that all matters pertaining to such Options shall be effected in compliance with applicable United States securities laws.]

15.        Extension of Expiry Date of Options Expiring During a Restricted Trading Period

       If the term of an option held by an optionee expires during a period when the optionee is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements then applicable to the Company’s management and directors (the “Blackout Period”), then the term of such option or unexercised portion thereof shall be extended and shall expire 10 business days after the end of the Blackout Period.